As Filed with the Securities and Exchange Commission on April ___, 2002
Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASM INTERNATIONAL N.V.

(Exact name of registrant as specified in its charter)

THE NETHERLANDS (State or other jurisdiction of incorporation or organization)	98-0101743 (I.R.S. Employer Identification No.)

Jan Van Eycklaan 10, 3723 BC Bilthoven, The Netherlands

(Address of Principal Executive Offices)

ASM INTERNATIONAL N.V. 2001 STOCK OPTION PLAN
(Full title of the plan)

Arthur H. del Prado ASM AMERICA, INC. 3440 East University Drive Phoenix, Arizona 85034	Copy to: P. Robert Moya, Esq. QUARLES & BRADY STREICH LANG LLP One Renaissance Square, Two North Central Phoenix, Arizona 85004-2391
(Name and address of agent for service)

(602) 470-5700
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
	Amount to be	offering price	aggregate	registration
Title of securities to be registered	registered	per share	offering price	fee

Common Shares, par value EUR.04 per share	4,000,000 shares (1)	(2) (3)	$87,484,207(2)	$8,096

(1)	The ASM International N.V. 2001 Stock Option Plan (the “Plan”) provides for possible adjustment of the number, price and kind of shares covered by options granted or to be granted in the event of certain capital or other changes, including, but not limited to, a stock dividend, stock split, stock distribution, or dividend in partial liquidation affecting the Registrant’s Common Shares. This Registration Statement therefore covers, in addition to the above stated 4,000,000 shares, an indeterminate number of shares that may become subject to the Plan by means of any such adjustment.

(2)	Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon (i) the aggregate exercise price of $13,396,570 for the 828,483 shares underlying outstanding options, and (ii) as to the remaining 3,171,517 shares available, $23.36 per share, which is the average of the high and low sales prices of the Registrant’s Common Stock reported on the Nasdaq National Market on April 23, 2002.

(3)	The actual offering price will be determined in accordance with the terms of the Plan; but in no event shall such price be less than 100% of the fair market value of Registrant’s Common Stock on the date when the option is granted.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

         The following documents filed by ASM International N.V. (the “Registrant”) (Commission File No. 0-13355) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934 (the “1934 Act”) are incorporated herein by reference:

         (a)    The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2001, as filed with the SEC on March 28, 2002;

         (b)    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

         (c)    The description of Registrant’s common shares contained in the Registrant’s Registration Statement on Form 8-A filed under the 1934 Act on April 3, 1985 with the Securities and Exchange Commission (and any amendment or report filed for the purpose of updating such description, including the Registrant’s Form 6-K dated November 6, 2001).

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.   Description of Securities.

         Not applicable. See Item 3(c) above.

Item 5.   Interests of Named Experts and Counsel.

         Paul C. van den Hoek, Chairman of the Supervisory Board of Directors of the Company, owns 300,000 of the Company’s common shares and is a partner in the law firm Stibbe, Amsterdam, the Netherlands, which firm has rendered an opinion on the legality of the shares being offered hereby.

Item 6.   Indemnification of Directors and Officers.

         Dutch law permits the indemnification of directors and officers under certain circumstances from liabilities, including those arising under the Securities Act of 1933 (the “1933 Act”). The Registrant has a policy of directors and officers liability insurance which insures directors or officers against the cost of defense, settlement or payment of claims and judgments under certain circumstances.

         The indemnification provided as set forth above is not exclusive of any rights to which a director or officer of the Registrant may be entitled. The general effect of the forgoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burdens of the forgoing liabilities and expenses.

Item 7.   Exemption from Registration Claimed.

         Not applicable.

Item 8.   Exhibits.

         See Exhibit Index following signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.   Undertakings.

         (a)    The undersigned Registrant hereby undertakes:

                  (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

                           (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)    Reference is made to the indemnification provisions referred to in Item 6 of this Registration Statement.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bilthoven, the Netherlands, on April 26, 2002.

ASM INTERNATIONAL N.V. (Registrant)

By:	/s/ Arthur H. del Prado Arthur H. del Prado, Managing Director, President and Chief Executive Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arthur H. del Prado and Robert L. de Bakker, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

Signature	Title

/s/Arthur H. del Prado Arthur H. del Prado	Managing Director, President and Chief Executive Officer (Principal Executive Officer of the Registrant)

/s/ Robert L. de Bakker Robert L. de Bakker	Managing Director and Chief Financial Officer (Principal Financial and Accounting Officer of the Registrant)

/s/ Patrick Lam See-Pong Patrick Lam See-Pong	Managing Director and Vice President of Asian Operations

/s/ Paul C. van den Hoek Paul C. van den Hoek	Chairman of the Supervisory Board

/s/ J. den Hoed RA J. den Hoed RA	Supervisory Director

/s/ Ferdinand C. Rauwenhoff Ferdinand C. Rauwenhoff	Supervisory Director

/s/ Johan M.R. Danneels Johan M.R. Danneels	Supervisory Director

/s/ Adri Baan Adri Baan	Supervisory Director

* Each of these signatures is affixed as of April 26, 2002.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of ASM International N.V. and has duly caused this registration statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona April 26, 2002.

ASM AMERICA INC., a Delaware corporation (Authorized U.S. Representative)

By:	/s/ Arthur H. del Prado
Name:	Arthur H. del Prado
Title:	Chairman of the Board

ASM INTERNATIONAL N.V.

(the “Registrant”)
(Commission File No. 0-13355)

EXHIBIT INDEX

TO
FORM S-8 REGISTRATION STATEMENT

Exhibit			Filed
Number	Description	Incorporated by Reference to:	Herewith

4.1	Articles of Association of the Registrant, with English translation Opinion of Counsel	Exhibit 3.1 to Registrant’s Report of Foreign Private Issuer on Form 6-K (No. 000-13355) filed with the SEC on November 6, 2001

5.1	Opinion of Counsel		X

23.1	Consent of Deloitte & Touche Nederland		X

23.2	Consent of Counsel	Contained in Opinion filed as Exhibit 5.1

24.1	Powers of Attorney	Signatures Page to this Registration Statement

99.1	Registrant’s 2001 Stock Option Plan		X